FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2012 RESULTS

FORT WORTH, Texas, (May 8, 2012) - Hallmark Financial Services, Inc. (NASDAQ: HALL) (“Hallmark”) today reported first quarter 2012 net income of $0.2 million compared to a net loss of $11.2 million reported for first quarter 2011. On a fully diluted basis, first quarter 2012 net income was $0.01 per share as compared to net loss of $0.56 per share for the first quarter of 2011. Total revenues were $83.0 million for the first quarter 2012 as compared to $77.4 million for the first quarter of 2011.

Mark J. Morrison, President and Chief Executive Officer, said, “Although greatly improved, our first quarter results were adversely impacted by an extraordinarily severe hailstorm in McAllen, Texas on March 29, 2012. This storm produced baseball-sized hail that severely damaged homes and businesses in central and northern McAllen for up to an hour amid 70-75 mph winds, according to the National Weather Service. Absent this storm, our quarterly results would have been the largest profit reported by Hallmark in the past two years. We have reserved $4.5 million to cover the claims arising from this hailstorm.”

Mr. Morrison continued, “This storm over-shadows the improving trends in our Specialty Commercial Segment as evidenced by this quarter’s 89.0% combined ratio on 22% more premium than a year ago. Underwriting results in our Specialty Commercial Segment improved as a result of recent rate increases, improving economic conditions and favorable movement in expected ultimate losses for recent accident years. In addition, the actions we have taken in our Personal Lines Segment continue to produce positive results as evidenced by a vastly improved combined ratio of 107.2% as compared to the 134.7% combined ratio last quarter and the 160.1% combined ratio a year ago. Aggressive steps taken in 2011 to exit unprofitable markets and products, coupled with meaningful rate increases across many of our markets, have allowed us to make significant progress towards reestablishing underwriting profitability in our Personal Lines Segment.”

“We expect continued improvement in our underwriting margins through 2012 as we have seen mid to upper-single digit rate increases in both our commercial and personal lines of business beginning in the last half of 2011 and accelerating through the first quarter of this year.” Mr. Morrison added.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Year over year, book value per share increased 2% to $11.28 per share as of March 31, 2012. Cash flow from operations was $5 million in the first quarter. Total cash and investments increased 3% during the quarter to an all-time high of $27.22 per share. Hallmark continues to have significant cash of $78 million as of March 31, 2012.”

	Three Months Ended
	March 31,
	2012	2011	% Change
	($ in thousands, unaudited)
Gross premiums written	97,395	89,712	9%
Net premiums written	84,962	76,234	11%
Net premiums earned	77,208	70,113	10%
Investment income, net of expenses	3,846	4,007	-4%
Net realized (losses) gains	(119)	1,119	-111%
Total revenues	82,986	77,408	7%
Net earnings (loss) (1)	171	(11,213)	NM
Net earnings (loss) per share - basic	$0.01	$(0.56)	NM
Net earnings (loss) per share - diluted	$0.01	$(0.56)	NM
Book value per share	$11.28	$11.08	2%
Cash flow from operations	$4,813	$(5,980)	NM

(1)	Net earnings (loss) is net income (loss) attributable to Hallmark Financial Services, Inc. as reported in the consolidated statements of operations as determined in accordance with GAAP.

During the three months ended March 31, 2012, Hallmark’s total revenues were $83.0 million, representing a 7% increase from the $77.4 million in total revenues for the same period of 2011. This increase in revenue was primarily attributable to increased earned premium due to increased production by the Specialty Commercial Segment. These increases in revenue were partially offset primarily by net realized losses on the investment portfolio during the first quarter of 2012 as compared to net realized gains reported during the first quarter of 2011.

Hallmark reported net income of $0.2 million for the three months ended March 31, 2012, which was an $11.4 million improvement from the $11.2 million net loss reported for the first quarter of 2011. On a diluted basis per share, net income was $0.01 per share for the three months ended March 31, 2012, as compared to net loss of $0.56 per share for the same period in 2011. In addition to the increase in revenue for the three months ended March 31, 2012, loss and loss adjustment expenses decreased $9.0 million as compared to the same period during 2011 due primarily to $3.0 million of favorable prior year development for the three months ended March 31, 2012 as compared to $15.1 million of adverse prior year loss reserve development for the three months ended March 31, 2011. This favorable change in prior year loss development was partially offset by $4.0 million and $0.5 million of hail storm related losses during the first quarter of 2012 in the Standard Commercial business unit and the E&S Commercial business unit, respectively. Higher operating expenses due mostly to increased production related expenses in the E&S Commercial business unit and increased staffing costs in the Personal Segment also partially offset the improvement in pre-tax results of the quarter.

Hallmark's consolidated net loss ratio was 71.0% for the three months ended March 31, 2012 as compared to 91.0% for the same period in 2011. Hallmark's net expense ratio was 31.4% for the three months ended March 31, 2012 as compared to 30.5% for the same period in 2011. Hallmark’s net combined ratio was 102.4% for the three months ended March 31, 2012 as compared to 121.5% for the same period in 2011.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share amounts)

	March 31	December 31
ASSETS	2012	2011
	(unaudited)	(as adjusted)
Investments:
Debt securities, available-for-sale, at fair value (cost: $400,376 in 2012 and $380,578 in 2011)	$402,394	$380,469
Equity securities, available-for-sale, at fair value (cost: $30,376 in 2012 and $30,465 in 2011)	44,085	44,159

Total investments	446,479	424,628

Cash and cash equivalents	70,215	74,471
Restricted cash	7,697	9,372
Ceded unearned premiums	19,518	19,470
Premiums receivable	62,744	53,513
Accounts receivable	3,617	3,946
Receivable for securities	448	2,617
Reinsurance recoverable	44,154	42,734
Deferred policy acquisition costs	24,543	22,554
Goodwill	44,695	44,695
Intangible assets, net	25,758	26,654
Federal income tax recoverable	6,500	6,738
Prepaid expenses	1,936	1,458
Other assets	13,122	13,209

Total assets	$771,426	$746,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Revolving credit facility payable	$1,550	$4,050
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	305,716	296,945
Unearned premiums	153,905	146,104
Unearned revenue	58	55
Reinsurance balances payable	4,161	3,139
Accrued agent profit sharing	451	959
Accrued ceding commission payable	1,068	1,071
Pension liability	3,840	3,971
Payable for securities	10,345	203
Deferred federal income taxes, net	631	135
Accounts payable and other accrued expenses	14,498	15,869

Total liabilities	552,925	529,203

Commitments and Contingencies

Redeemable non-controlling interest	1,142	1,284

Stockholders' equity:
Common stock, $.18 par value, authorized 33,333,333 shares in 2012 and 2011; issued 20,872,831 in 2012 and 2011	3,757	3,757
Additional paid-in capital	122,644	122,487
Retained earnings	94,611	94,440
Accumulated other comprehensive income	7,905	6,446
Treasury stock (1,609,374 shares in 2012 and 2011), at cost	(11,558)	(11,558)

Total stockholders' equity	217,359	215,572

	$771,426	$746,059

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

($ in thousands, except per share amounts)

	Three Months Ended
	March 31
	2012	2011
		(as adjusted)
Gross premiums written	$97,395	$89,712
Ceded premiums written	(12,433)	(13,478)
Net premiums written	84,962	76,234
Change in unearned premiums	(7,754)	(6,121)
Net premiums earned	77,208	70,113

Investment income, net of expenses	3,846	4,007
Net realized (losses) gains	(119)	1,119
Finance charges	1,640	1,740
Commission and fees	180	415
Other income	231	14

Total revenues	82,986	77,408

Losses and loss adjustment expenses	54,791	63,785
Other operating expenses	25,932	23,153
Interest expense	1,149	1,158
Amortization of intangible assets	897	897

Total expenses	82,769	88,993

Income (loss) before tax	217	(11,585)
Income tax expense (benefit)	23	(386)
Net income (loss)	194	(11,199)

Less: Net income attributable to non-controlling interest	23	14

Net income (loss) attributable to Hallmark Financial Services, Inc.	$171	$(11,213)

Net income (loss) per share attributable to Hallmark Financial Services, Inc. common stockholders:
Basic	$0.01	$(0.56)
Diluted	$0.01	$(0.56)

Hallmark Financial Services, Inc

Consolidated Segment Data

(Unaudited)

	Three Months Ended March 31, 2012
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Gross premiums written	$18,847	$54,885	$23,663	$-	$97,395
Ceded premiums written	(1,457)	(10,814)	(162)	-	(12,433)
Net premiums written	17,390	44,071	23,501	-	84,962
Change in unearned premiums	(561)	(6,036)	(1,157)	-	(7,754)
Net premiums earned	16,829	38,035	22,344	-	77,208

Total revenues	18,106	40,393	24,431	56	82,986

Losses and loss adjustment expenses	13,764	23,009	18,018	-	54,791

Pre-tax income (loss), net of
non-controlling interest	(1,362)	5,977	(1,191)	(3,230)	194

Net loss ratio (1)	81.8%	60.5%	80.6%		71.0%
Net expense ratio (1)	31.1%	28.5%	26.6%		31.4%
Net combined ratio (1)	112.9%	89.0%	107.2%		102.4%

	Three Months Ended March 31, 2011
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Gross premiums written	$17,455	$40,082	$32,175	$-	$89,712
Ceded premiums written	(1,172)	(7,720)	(4,586)	-	(13,478)
Net premiums written	16,283	32,362	27,589	-	76,234
Change in unearned premiums	(391)	(1,147)	(4,583)	-	(6,121)
Net premiums earned	15,892	31,215	23,006	-	70,113

Total revenues	17,427	33,143	25,050	1,788	77,408

Losses and loss adjustment expenses	12,625	19,801	31,359	-	63,785

Pre-tax income (loss), net of
non-controlling interest	(383)	3,450	(13,183)	(1,483)	(11,599)

Net loss ratio (1)	79.4%	63.4%	136.3%		91.0%
Net expense ratio (1)	31.5%	30.1%	23.8%		30.5%
Net combined ratio (1)	110.9%	93.6%	160.1%		121.5%

[1]	The net loss ratio is calculated as incurred losses and LAE divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.